Exhibit 99.1

Cellular Biomedicine Group Announces Acquisition of Immune Cell Therapy Technology
and U.S. Patent

PALO ALTO, Calif., Aug. 4, 2014 (GLOBE NEWSWIRE) -- Cellular Biomedicine Group Inc. (CBMG) (the "Company"), a biomedicine firm engaged in the development of new treatments for degenerative and cancerous diseases, today announced reaching an agreement to acquire Agreen Biotech Co. Ltd. China ("AG") and its founder's U.S. patent for a total cash and equity consideration of $3.28 million in cash, the issuance of 753,522 shares of CBMG common stock and the issuance of 75,000 shares of CBMG restricted stock units.

The acquisition will include the Intellectual Properties ("IP"), assets and talents of this cancer-therapy-focused developmental stage company. The IP is comprised of T Cells Receptor ("TCR") clonality analysis technology and T Central Memory Cell ("Tcm") and Dendritic Cell ("DC") preparation methodologies. The TCR clonality analysis technology is based on the use of the multiple sets of unique primers to amplify 22 regions of the TCR and thereby detect clonal expansions related to antigen stimulation of the immune system, which enables the assessment of tumor specific immunity with high accuracy and efficiency. Tcm cells are the subpopulation of T lymphocytes with key characteristics including high potency and long-term memory of specific immunity; and they are the key element of immunocellular fortification against tumors, infections and immune disorders. AG had approximately $1.1 million budding lab test kit sales and technical services revenue in 2013.

The Company expects to close the transaction and add 33 employees in the third quarter of 2014. Currently under China's regulation, cancer patients treated with T-cell technology are entitled to medical insurance coverage in approximately ten provinces (equivalent to ten states in USA). According to the Administration of Clinical Application of Medical Technology, China has numerous AAA hospitals for in-patient cancer treatment and the number of cancer patients in China is growing rapidly. There are 3,120,000 new cancer patients in China annually, or 8,550 new patients per day. (Source: Annual Report of Chinese Cancer Statistics, April 2014)

"With these strategic acquisitions, we are delighted to add fortified U.S. and China IP of immune cell therapy preparation methodologies, and patient immunity assessment to our technology portfolio. The T Cell clonality analysis technology patent together with other know-how for immunity analysis, allows us to establish an immunoassay platform that is crucial for immunity evaluation of patients with immune disorders as well as cancerous diseases that are undergoing therapies. As cancer causes great emotional and economic burden across China and globally, we feel privileged to be actively involved in empowering hospitals' existing and new immune cell cancer therapy development programs that may help relieve that burden," said Dr. William (Wei) Cao, Chief Executive Officer of Cellular Biomedicine Group.

Professor Zhong Chen Kou, Co-Founder and Chief Scientist of AG, commented, "We are excited with this enlarged opportunity with CBMG to expand application of our cancer therapy-enabling technologies and look forward to initiating clinical trials with leading cancer hospitals, with the potential to not just extend life, but to improve quality of life." Upon closing the transaction, Professor Kou will join the Company as Chief Scientist, Immunology.

"We believe that this enhanced cancer focus fits into our vision of providing solutions to significant unmet medical needs. As top hospitals in China adopt our newly acquired leading immune cell technology for immune cell cancer therapy development programs we expect rapid revenue growth," stated Tony (Bizuo) Liu, Chief Financial Officer of Cellular Biomedicine Group.

About Cellular Biomedicine Group

Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers. Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards. To learn more about CBMG, please visit: www.cellbiomedgroup.com.

Forward-Looking Statements

Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contact:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 646-284-9427
vivian.chen@grayling.com